Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-105382, 333-146017, 333-162734, 333-186208 and 333-208961) pertaining to the 2000 Long-Term Incentive Plan and the Registration Statement on Form S-3 (No. 333-137575) of Lifetime Brands, Inc. of our reports dated March 16, 2017, with respect to the consolidated financial statements and schedule of Lifetime Brands, Inc., and the effectiveness of internal control over financial reporting of Lifetime Brands, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ ERNST & YOUNG LLP

Jericho, New York
March 16, 2017